UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Sientra, Inc.

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SIENTRA, INC.

420 South Fairview Avenue, Suite 200

Santa Barbara, California 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of SIENTRA, INC., a Delaware corporation, or the Company. The meeting will be held on Friday, June 14, 2019 at 9:00 a.m. local time at the Residence Inn by Marriott located at 6350 Hollister Road, Goleta, California 93117 for the following purposes:

1.

To elect the Board of Directors’ nominees, Messrs. Nicholas Simon, Timothy Haines and Ms. Mary M. Fisher, to serve as Class II directors on our Board of Directors until the annual meeting of stockholders in 2022;

2.

To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019; and

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting was April 22, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 14, 2019 at 9:00 a.m. local time at the Residence Inn by Marriott located at 6350 Hollister Road, Goleta, California 93117.

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

/s/ JEFFREY M. NUGENT
Jeffrey M. Nugent Chairman of the Board and Chief Executive Officer

Santa Barbara, California

April 30, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

SIENTRA, INC.

420 South Fairview Avenue, Suite 200

Santa Barbara, California 93117

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 14, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the “SEC,” we have elected to provide access to our proxy materials over the Internet rather than printing and mailing the proxy materials. Accordingly, a Notice of Internet Availability of Proxy Materials, or the Notice, will be mailed to holders of record and beneficial owners of our common stock. The Board of Directors of Sientra, Inc., or the “Board,” is soliciting your proxy to vote at Sientra’s 2019 Annual Meeting of Stockholders, or the “Annual Meeting,” including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. Our stockholders will not receive paper copies of our proxy materials unless they request them. The Notice will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about April 30, 2019 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of Annual Meeting, this proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ending December 31, 2018 will be made available to stockholders on the Internet on the same date. As used in this Proxy Statement, references to “we,” “us,” “our,” “Sientra” and the “Company” refer to Sientra, Inc.

How do I attend the annual meeting?

The Annual Meeting will be held on Friday June 14, 2019 at 9:00 a.m. local time at the Residence Inn by Marriott located at 6350 Hollister Ave, Goleta, California 93117. Directions to the Annual Meeting may be found at www.sientra.com. Information on how to vote in person at the Annual Meeting is discussed below. If you attend the Annual Meeting, please bring government issued proof of identification.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 22, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 29,213,974 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 22, 2019 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the

Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the Internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors to serve as Class II directors on our Board until the Annual Meeting of Stockholders in 2022;

•	Ratification of the selection by the Audit Committee of the Board of KPMG LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting include:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote by proxy over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 13, 2019 to be counted.

•

To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 13, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Sientra. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 22, 2019.

Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the printed proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ Stock Market, or NASDAQ, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non–routine” matters. Under the NASDAQ Listing Rules, “non–routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management–supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director and “For” the ratification of the selection by the Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. Although we have not yet done so, we may retain a firm to assist in the solicitation of proxies in connection with the Annual Meeting. We would pay such firm, if any, customary fees, which we expect would be no more than $15,000 plus related expenses.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Sientra, Inc.’s Secretary at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 31, 2019 to our Secretary at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or Exchange Act.

If you wish to submit a proposal (including a director nomination) at next year’s annual meeting that is not to be included in next year’s proxy materials, you must notify our Secretary in writing at the address above no earlier than the close of business on February 14, 2020 and no later than the close of business on March 16, 2020 in accordance with our bylaws; provided, however that if next year’s Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 14, 2020, your proposal must be submitted not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, votes “For,” “Against,” and abstentions. Broker non-votes have no effect and will not be counted towards the vote total for the election of any director. Abstentions will be counted “Against” the proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

What are “broker non–votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by exchange regulation to be “non–routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non–votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes	Withheld votes will have no effect	None

2	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2019	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 29,213,974 shares outstanding and entitled to vote. Thus, the holders of 14,606,987 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) which is not revoked or if you vote in person at the Annual Meeting. Abstentions and broker non–votes will be counted towards the quorum requirement. If there is no quorum, either the Chairman of the meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8–K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8–K within four business days after the Annual Meeting, we intend to file a Form 8–K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8–K to publish the final results.

What are the implications of being an “emerging growth company”?

Sientra is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this proxy statement, we have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act, and are not required to give our stockholders non–binding advisory votes on executive compensation or golden parachute arrangements. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non–affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non–convertible debt during the prior three–year period.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. Although fewer nominees are named than the number fixed in accordance with our bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. The Board may elect additional members in the future in accordance with our bylaws. There are three directors in the class whose term of office expires in 2019. If elected at the Annual Meeting, each of these nominees would serve until the 2022 annual meeting of our stockholders and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. Of the seven directors then serving as of the date of the 2018 annual meeting of stockholders, one was in attendance.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS II NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

Nicholas Simon, age 64, has served as a director of the Company since April 2007 and as the lead independent director since November 2015. He served as the Chairman of our Board from March 2012 until November 2015. Mr. Simon has been a Senior Managing Director of Blackstone Life Sciences since December 2018 when Blackstone acquired Clarus, a venture capital firm focused on life sciences companies, which Mr. Simon was the co-founder and Managing Director since the firm’s inception in 2005. Prior to Clarus, Mr. Simon was a General Partner at MPM Capital, a healthcare venture capital firm. He has over 25 years of operating and investment experience in the biopharmaceutical industry including Genentech from 1989 to 2000 where he was Vice President of Business and Corporate Development. Mr. Simon is currently a member of the board of directors of Gritstone Oncology, Lycera, and Nuvelution Pharma. He has also been a member of the board of directors of numerous private and public life sciences companies including Achillion, Avanir Pharmaceuticals (acquired by Otsuka Pharmaceuticals), Barrier Therapeutics (acquired by Stiefel Laboratories), BioVitrum AB (acquired by AstraZeneca), CoTherix (acquired by Actelion/Johnson and Johnson), QuatRX Pharmaceuticals, Rigel, Rinat (acquired by Pfizer) and Sangstat (acquired by Genzyme). Mr. Simon is also trustee of the J. David Gladstone Institutes, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a B.S. in microbiology from the University of Maryland and an MBA from Loyola University. Our Board believes Mr. Simon’s experience as a director advising several companies, as well as his financial and investment experience, qualifies him to serve as one of our directors.

Timothy Haines, age 60, has served as a director of the Company since October 2013. Mr. Haines joined Abingworth, a life science and healthcare private investment firm, in 2005 and is currently a partner. From 2000 to 2005, he was Chief Executive of Astex Therapeutics, an Abingworth portfolio company. From 1993 to 2000, Mr. Haines was Chief Executive Officer of two divisions of the publicly-listed medical technology company, Datascope Corp. Prior to Datascope, he held a number of other senior management positions in the US and Europe, including CEO of Thackray Inc. and General Manager of Baxter UK. Current and past board positions include Astex Pharmaceuticals, Chroma, Fovea, Pixium Vision, PowerMed, Kspine, Stanmore Implants, Lombard Medical, Proteon and MEDIAN Technologies. Mr. Haines received a B.Sc. from Exeter University and an MBA from INSEAD. Our Board believes Mr. Haines is qualified to serve as a member of our board of directors because of his business and professional experience.

Mary M. Fisher, age 57, Mary Fisher has served as a director of the Company since January 2019. Ms. Fisher currently serves as Chief Executive Officer, Chair and Board Director at Colorescience, a science-based skincare company and former division of SkinMedica, Inc. While at SkinMedica, she served as Chief Executive Officer from 2008 to 2012, when she led the successful sale of the company to Allergan, Inc. Prior to joining SkinMedica, Ms. Fisher served as the Chief Operating Officer of Acorda Therapeutics, a biotechnology company. She has previously held management and leadership positions at Cephalon, Immunex, and Boehringer Ingelheim. She previously served on the Board of Directors at ZELTIQ Aesthetics, Inc. and Ovascience and currently sits on the Board of MDRejuvena. In 2013, Ms. Fisher was honored as Ernst & Young’s Entrepreneur of the Year for San Diego and also received the EY Venture Capital Award of Excellence. Ms. Fisher was also named a finalist for Most Admired CEO by the San Diego Business Journal in 2018. Our Board believes Ms. Fisher is qualified to serve as a member of our board of directors because of her business and professional experience.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Kevin O’Boyle, age 63, has served as a director of the Company since July 2014. From December 2010 to July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer at Advanced BioHealing, Inc. until it was acquired by Shire Plc. From early 2003 to September 2009, Mr. O’Boyle served as Chief Financial Officer of NuVasive, Inc. Mr. O’Boyle currently serves as a director of GenMark Diagnostics, Inc., Wright Medical Group N.V. and previously served as a director of ZELTIQ Aesthetics, Inc., Durata Therapeutics, Inc. and Neotract, Inc. Mr. O’Boyle received a B.S. in accounting from Rochester Institute of Technology and completed the Executive Management Program at the University of California at Los Angeles, John E. Anderson Graduate Business School. Our Board believes Mr. O’Boyle is qualified to serve as one of our directors based on his financial and accounting expertise and his experience and familiarity with companies in the medical device and aesthetics industries.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Jeffrey M. Nugent, age 72, has served as the Chairman of our Board and Chief Executive Officer since November 12, 2015 and a director of the Company since July 2014. Mr. Nugent was the Interim Chief Executive Officer of Biolase, Inc. from June 2014 to July 2015, in which he established a global commercialization team and chose new leaders of the sales and marketing division. Prior to that, from December 2010 to February 2013, Mr. Nugent was Founder, President and Chief Executive Officer of Precision Dermatology, Inc., a multi-channel skin care company that was acquired by Valeant Pharmaceuticals in February 2014. From 1999 to 2002, he served as the President and Chief Executive Officer of Revlon, Inc., where he led a turnaround in profitability and a global initiative of new product innovation. Prior to that, he was as Worldwide President and Chief Executive Officer of Neutrogena Corporation from 1995 to 1999 in which he led the acquisition by Johnson & Johnson. Mr. Nugent has previously served as a director of Neothetics, Inc., Precision Dermatology, Inc., Myoscience, Inc. and Bioform, Inc. (prior to its acquisition by Merz Aesthetics, Inc.). Mr. Nugent began his career at Johnson & Johnson where he held increasingly senior responsibilities in Manufacturing, Finance, Research and Development, Marketing and Worldwide Vice President for Quality. Mr. Nugent holds a B.S. in mathematics from St. Joseph’s College and earned his MBA in finance and marketing from Loyola University in Chicago. He served as an Artillery Officer in the United States Army. Our Board believes Mr. Nugent is qualified to serve as one of our directors based on his business and management experience as the Chief Executive Officer of several companies in the medical device and aesthetics industries.

Philippe A. Schaison, age 57, has served as a director of the Company since February 6, 2017. Mr. Schaison has extensive experience leading global aesthetic organizations. Mr. Schaison currently serves as CEO and member of the board of Soltega, a biopharmaceutical innovator dedicated to leveraging the skin’s pigmentation power for therapeutic and aesthetic applications. Mr. Schaison was formerly the CEO of Syneron Candela North America and Global Executive Vice President Strategy and Business Development from November 2016 until its acquisition by Apax Partners in April 2017. Prior to that, Mr. Schaison served as President of Allergan’s U.S. aesthetic and dermatology business from September 2013 until October 2016. In that position, he led the Facial Aesthetic, Plastic and MedDerm/Skin Medical business unit, an organization of over 2,000 professionals focused on the company’s Botox® and fillers franchises. Prior to joining Allergan, Mr. Schaison served as President, World Wide Travel Retail & Regional President, LATAM and MEA, at Clarins in New York from 2010 to August 2013. Earlier, Mr. Schaison served as CEO for Aesthetic Factors, a manufacturer of point-of-care systems for regenerative medicines and as Vice President of Global Skin Care for Johnson & Johnson, with P&L responsibility for Aveeno, Clean & Clear, Lubriderm, and Ambi, and in executive positions at L’Oréal. Mr. Schaison sits on the Board of the Galien Foundation and SENTÉ, Inc., a privately held specialty aesthetics company. He earned his MBA (Marketing) from the Hautes Etudes Commerciales (H.E.C.) in Paris, and a Doctorate in Pharmacy (Industrial) from the University of Paris. Our Board believes Mr. Schaison’s experience in prominent aesthetics organizations qualifies him to serve as one of our directors.

Keith J. Sullivan, age 61, has served as a director of the Company since August 4, 2017. Mr. Sullivan was most recently Chief Commercial Officer and President, North America of ZELTIQ Aesthetics, Inc., a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform under the Coolsculpting® brand. Mr. Sullivan has more than 30 years of senior sales leadership experience in the medical device industry and has previously held leadership positions with Medicis Pharmaceuticals, Reliant Technologies, Medtronic, Vision Quest Laser Center and Coherent Medical. Mr. Sullivan received a Bachelor of Business Administration from the College of William and Mary. Our Board believes Mr. Sullivan is qualified to serve as one of our directors based on his business and management experience in medical device and aesthetics organizations.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Simon, Mr. Haines, Mr. O’Boyle, Mr. Schaison and Ms. Fisher. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

Our Board is currently chaired by our Chief Executive Officer, Mr. Nugent. The Board has also appointed Mr. Simon as our lead independent director.

We believe that combining the positions of chief executive officer and board chair helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of chief executive officer and board chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of chief executive officer and board chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined chief executive officer and board chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

The Board appointed Mr. Simon as our lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined chief executive officer and board chair. As the lead independent director, Mr. Simon presides over periodic meetings of our independent directors, serves as a liaison between our chairman and the independent directors and performs additional duties as our Board may otherwise determine or delegate from time to time. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the board chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability–creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk–taking. Both the Board as a whole and the various standing committees receive periodic reports from our employees responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met four times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees has a written charter approved by the Board that reflects applicable standards and requirements adopted by the SEC and NASDAQ. A copy of each charter is available to stockholders on the Company’s website at www.sientra.com under the Governance section located within the Investors section.

The following table provides the current membership for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Nicholas Simon			X	*	X
Timothy Haines	X
Kevin O’Boyle	X	*			X
Philippe Schaison			X		X	*
Keith Sullivan
Jeffrey Nugent
Mary Fisher	X		X

*	Committee Chairperson

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The committees periodically review their charters and assess their own performance. In addition, the Nominating and Corporate Governance Committee periodically reviews the performance of the Board, including Board committees, and management, and makes recommendations to the Board and management, as applicable, for areas of improvement as it deems appropriate.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit

Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non–audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting, the objectivity of the Company’s financial reporting and the Company’s accounting policies and practices; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Messrs. O’Boyle, Haines and Ms. Fisher. Effective January 1, 2019, Ms. Fisher was appointed to the Audit Committee and Mr. Simon simultaneously resigned from the Audit Committee. The Audit Committee met four times during the fiscal year ending December 31, 2018.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent, as defined in the NASDAQ listing standards and Rule 10A–3 of the Exchange Act, and that each such member meets the requirements for financial literacy under applicable rules and regulations of the SEC and NASDAQ. The Board has also determined that Mr. O’Boyle qualifies as an “audit committee financial expert,” within the meaning of SEC regulations and each meet the financial sophistication requirements of the NASDAQ listing standards. The Board made a qualitative assessment of Mr. O’Boyle’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public company.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 31, 2018. The Audit Committee has also reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements and the audit results. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the accounting firm’s independence. Upon completing these activities, the Audit Committee concluded that KPMG LLP is independent from Sientra and its management.

Based on the foregoing, the Audit Committee has recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10–K for the fiscal year ended December 31, 2018 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Kevin O’Boyle (Chairman)

Timothy Haines

Mary M. Fisher

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Messrs. Simon and Schaison and Ms. Fisher. Following Mr. Greer’s resignation from the Board effective July 1, 2018, Mr. Simon was appointed to serve as Chair of the Compensation Committee, and Ms. Fisher was appointed by the Board to the Compensation Committee effective January 1, 2019. All members of the Company’s Compensation Committee are independent, as defined in Rule 5605(d)(2) of the NASDAQ listing standards and are non–employee directors as defined in Rule 16b–3 under the Exchange Act. The Compensation Committee met three times during the fiscal year.

The Compensation Committee acts on behalf of the Board to review, adopt and/or recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate objectives relevant to the compensation, including incentive–based and equity–based compensation, of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change–in–control arrangements, of the Company’s Chief Executive Officer;

•	setting the compensation of the Company’s other executive officers, directors and other senior management based in part on recommendations of the Chief Executive Officer;

•	administration of the Company’s equity compensation plans, and other similar plans and programs;

•

preparing a compensation committee report on executive compensation as may be required from time to time to be included in the Company’s annual proxy statements or annual reports on Form 10–K filed with the SEC; and

•

reviewing and discussing with management the Company’s Compensation Discussion and Analysis that the Company may be required from time to time to include in proxy statements and other SEC filings and considers whether to recommend that it be included in such filings.

In fulfilling its responsibilities, our Compensation Committee may form and delegate any or all of its responsibilities to subcommittees of our Compensation Committee, but only to the extent consistent with the Compensation Committee’s charter, our amended and restated certificate of incorporation, our amended and restated bylaws, NASDAQ rules and regulations and other applicable law.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in–house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The Compensation Committee engaged Radford as an independent compensation consultant in 2018.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high–level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company–wide compensation levels and recommendations of the Chief Executive Officer including analyses of executive and director compensation paid at other companies identified by the consultants to be comparable to us.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for assessing the need for new directors, identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors’ performance, participation and qualifications, recommending to the Board candidates for selection to the Board, making recommendations to the Board regarding the membership of the committees of the Board, monitoring the quality of the relationship between management and the board, annually assessing the performance of the Board, and developing and monitoring a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Schaison, O’Boyle and Simon. Mr. Schaison was appointed to the Nominating and Corporate Governance Committee in January 2018 and became its Chairman. Effective January 1, 2019, Mr. Simon was appointed to the Nominating and Corporate Governance Committee also. All members of the Nominating and Corporate Governance Committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met once during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee also intends to consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long–term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117, Attn: Secretary. If a stockholder wishes to nominate such individual at an annual meeting, the stockholder must ensure the foregoing notice is delivered no later than the 90th day and no earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting. Submissions must include information set forth in our amended and restated bylaws, including the full name, age and address of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of Stockholder proposals and director nominations.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Sientra, Inc. at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and, the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

CODE OF ETHICS

The Company has adopted the Sientra, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.sientra.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website within four business days of such amendment or waiver.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited the Company’s financial statements since December 31, 2012. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non–votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The fees billed or expected to be billed by KPMG LLP for professional services rendered to the Company during fiscal year 2018 and 2017 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG LLP to the Company did not and does not impair or compromise their independence. All fees described below were pre–approved by the Audit Committee.

The fees billed by KPMG LLP for fiscal years 2018 and 2017 for services rendered to the Company were as follows:

	Fiscal Year Ended December 31,
	2018	2017
	(in thousands)
Audit Fees(a)	$1,379	$1,439
Audit-related Fees(b)	4	60
Tax Fees(c)	—	6
All Other Fees(d)	—	—
Total Fees	$1,383	$1,505

(a)

Audit fees for the year ended December 31, 2018 consist of the aggregate fees billed for professional services rendered for (i) the filing of our Registration Statements on Form S-3; (ii) fees billed for review of our Quarterly Report on Form 10–Q for the quarters of fiscal 2018 and (iii) fees billed for the audit of our financial statements presented in our Annual Report on Form 10–K. Audit fees for the year ended December 31, 2017 consist of the aggregate fees billed for professional services rendered for (i) the filing of our Registration Statements on Form S–8; (ii) fees billed for review of our Quarterly Report on Form 10–Q for the quarters of fiscal 2017 and (iii) fees billed for the audit of our financial statements presented in our Annual Report on Form 10–K.

(b)

Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including fees related to the support of business acquisitions and other technical issues, which are not reported under “Audit Fees.”

(c)	Includes fees billed for professional services for tax compliance, tax advice and tax planning.

(d)	Includes fees for products and services other than the services described above. During the fiscal years ended December 31, 2018 and 2017, KPMG LLP did not provide any other services to us.

In connection with the audit of the 2018 financial statements, the Company entered into an engagement agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

PRE–APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre–approval of audit and non–audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre–approves specified services in the defined categories of audit services, audit–related services and tax services up to specified amounts. Pre–approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case–by–case basis before the independent auditor is engaged to provide each service. The pre–approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers for the year ended December 31, 2018:

Name	Age	Position(s)
Jeffrey M. Nugent	72	Chairman of the Board and Chief Executive Officer
Charles Huiner	47	Chief Operating Officer and Senior Vice President of Corporate Development and Strategy
Paul Little	54	Chief Financial Officer, Senior Vice President and Treasurer
Patrick F. Williams	46	Former Chief Financial Officer and Treasurer and former Senior Vice President and General Manager of miraDry

Jeffrey M. Nugent’s biographical information is included above with the director biographies under the caption “Class I Directors Continuing In office until the 2021 Annual Meeting.”

Charles Huiner has served as our Chief Operating Officer and Senior Vice President of Corporate Development and Strategy since January 29, 2016. Mr. Huiner previously served as Chief Strategy and Corporate Development Officer since February 2014. Prior to joining the Company, Mr. Huiner served as the Vice President of Business Development and Marketing for InTouch Health from 2007 to 2014. Before InTouch Health, Mr. Huiner held various positions in the medical aesthetics industry, including as Senior Director of Corporate Development and Strategy for Inamed Corporation from 2003 to 2006 and Vice President of Corporate Development for Isolagen, Inc. from 2006 to 2007. Mr. Huiner developed extensive transactional and strategy experience serving in corporate finance and M&A capacities at Security Capital Group (now GE Capital), Prologis Trust and NatWest Bancorp. Mr. Huiner holds a B.A. in history and American studies from Williams College and earned his MBA in marketing and finance from Northwestern University’s Kellogg School.

Paul Little joined Sientra in August 2018 as our Chief Financial Officer, Senior Vice President and Treasurer. He brings with him over 30 years of financial and operational management experience with public companies in the aesthetic space. Mr. Little most recently served as Chief Operating Officer at Syneron Candela, a leading global non-surgical aesthetic device company with a wide portfolio of medical aesthetic products. Prior to Syneron Candela, Mr. Little held several roles at Allergan including Vice President, Finance & Commercial Operations and Vice President, Assistant Corporate Controller. Mr. Little also currently serves on the Business Advisory Council at Plasticos Foundation, a nonprofit organization that provides resources for low and middle-income families worldwide. Mr. Little received a Bachelor’s degree in Business Economics with Honors from the University of California, Santa Barbara.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2019 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
The Blackstone Group, L.P.(1)	2,730,765	9.4%
Entities affiliated with Abingworth LLP (2)	2,390,843	8.2%
Ivy Investment Management Company, LP(3)	2,291,094	7.8%
Blackrock, Inc.(4)	1,616,583	5.5%
Deerfield Management Co, LP(5)	1,572,891	5.4%
Millennium Management, LLC(6)	1,531,402	5.2%
Named Executive Officers and Directors
Jeffrey Nugent(7)	894,814	3.1%
Charles Huiner(8)	274,826	*
Nicholas Simon(9)	38,583	*
Timothy Haines(10)	2,429,426	8.3%
Kevin O’Boyle(11)	55,080	*
Philippe Schaison(12)	31,896	*
Keith Sullivan(13)	146,990	*
All current executive officers and directors as a group (7 persons)(14)	3,871,615	13.3%

*	Less than one percent.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G and 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,201,650 shares outstanding on March 31, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we have included outstanding shares of common stock options held by that person that are currently exercisable or exercisable within 60 days after March 31, 2019 and restricted stock units, or RSUs, that are vesting within 60 days after March 31, 2019. We have not deemed these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sientra, Inc., 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

(1)

According to Schedule 13D filed with the SEC on January 11, 2019 each of Clarus Ventures I Management, LP, Blackstone Clarus I LLC, Blackstone Holdings II, LP, Blackstone Holdings I/II GP Inc., The Blackstone Group, LP, Blackstone Group Management, LLC, and Stephen A. Schwartzman are the beneficial owner of 2,730,765 shares (with shared voting power with respect to 2.730.765 shares and shared dispositive power with respect to 2,730,765 shares) The address for this stockholder is 101 Main Street, Suite 1210, Cambridge, MA 02142.

(2)

Based on information provided by Abingworth LLP on April 23, 2019, entities affiliated with Abingworth LLP (the “Abingworth Funds”) are the beneficial owner of 2,390,843 shares. Timothy Haines, one of our directors, approves investment and voting decisions by a majority vote, and no individual member has the sole control or voting power over the shares held by the Abingworth Funds. The address for the Abingworth Funds is c/o Abingworth LLP, 38 Jermyn Street, London SW1Y 6DN, United Kingdom.

(3)

According to Schedule 13G filed with the SEC on February 14, 2019 each of Ivy Investment Management Company and Waddell & Reed Financial, Inc. are each deemed to be beneficially owner of 2,291,094 shares (with shared voting power with respect to 2,291,094 shares and shared dispositive power with respect to 2,291,094 shares). The address for this stockholder is 6300 Lamar Avenue, Overland Park, KS 66202.

(4)

According to Schedule 13G filed with the SEC on February 8, 2019 Blackrock, Inc. is the beneficial owner of 1,616,583 shares (with sole voting power with respect to 1,567,007 shares and sole dispositive power with respect to 1,616,583). The address for this stockholder is 55 East 52nd Street, New York, NY 10055.

(5)

According to the Schedule 13G/A filed with the SEC on February 12, 2019 each of Deerfield Mgmt, L.P., Deerfield Management Company, LP and James E. Flynn are the beneficial owner of 1,572,891 shares (with shared voting power with respect to 1,572,891 shares and shared dispositive power with respect to 1,572,891 shares). The address for this stockholder is 780 Third Avenue, 37th Floor, New York, NY 10017.

(6)

According to Schedule 13G filed with the SEC on March 12, 2019 each of Millennium Management, LLC, Millennium Group Management, LLC and Israel A. Englander are the beneficial owner of 1,531,402 shares (with shared voting power with respect to 1,531,402 shares and shared dispositive power with respect to 1,531,402 shares). The address for Millennium is 666 Fifth Avenue, New York, NY 10103.

(7)

Consists of (i) 857,701 shares held of record by Mr. Nugent, (ii) options to purchase 35,988 shares exercisable within 60 days of March 31, 2019 and (iii) 1,125 restricted stock units distributable within 60 days of March 31, 2019.

(8)	Consists of 274,826 shares held of record by Mr. Huiner.

(9)	Consists of 38,583 shares held of record by Mr. Simon.

(10)

Consists of (i) 38,583 shares held of record by Mr. Haines, (ii) the shares held of record by Abingworth Funds and disclosed in footnote (3) above. Abingworth approves investment and voting decisions by a majority vote, and no individual member of Abingworth has the sole control or voting power over the shares held by the Abingworth Funds. Mr. Haines is a member of the investment committee of Abingworth and may be deemed to beneficially own certain of the shares held of record by Abingworth, as disclosed in footnote (3). Mr. Haines disclaims beneficial ownership of all shares held of record by the Abingworth Funds, except to the extent of his pecuniary interest therein.

(11)	Consists of 55,080 shares held of record by Mr. O’Boyle.

(12)	Consists of 31,896 shares held of record by Mr. Schaison.

(13)	Consists of 146,990 shares held of record by Mr. Sullivan.

(14)	Consists of (i) options to purchase 35,988 shares exercisable within 60 days of March 31, 2019 and (ii) 1,125 restricted stock units distributable within 60 days of March 31, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Our named executive officers for fiscal year 2018 are:

•	Jeffrey M. Nugent, our Chairman of the Board and Chief Executive Officer;

•	Paul Little, our Chief Financial Officer, Senior Vice President and Treasurer;

•	Charles Huiner, our Chief Operating Officer and Senior Vice President of Corporate Development and Strategy; and

•	Patrick F. Williams, our former Chief Financial Officer and Treasurer and former Senior Vice President, General Manager of miraDry.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Jeffrey Nugent	2018	636,000	845,880		1,375,880		140,111	(3)	2,997,871
Chairman of the Board and Chief Executive Officer	2017	636,000	397,500		1,306,800		135,205		2,475,505
Charles Huiner	2018	367,500	334,566		583,000				1,285,066
Chief Operating Officer and Senior Vice President of Corporate Development and Strategy	2017	350,000	145,833	460,849					956,682
Paul Little(4)	2018	159,160	78,750		1,089,000		19,787	(3)	1,346,697
Chief Financial Officer, Senior Vice President and Treasurer	2017	—	—	—	—	—	—		—
Patrick F. Williams(5)	2018	374,500	108,333			2,260,600	139,541	(3)	2,882,974
Former Chief Financial Officer and Treasurer and Former Senior Vice President, General Manager of miraDry	2017	350,000	145,833				61,023		556,856

(1)

For fiscal year 2018, the Compensation Committee determined that the annual cash bonuses for each of Messrs. Nugent, Williams, Little and Huiner should be performance-based determined by achievement of pre-established corporate and individual goals. For more information see the discussion under Compensation Elements—Annual Cash Bonus” below.

(2)

In accordance with SEC rules, in the case of time-based equity awards, this column reflects the aggregate grant date fair value of such equity awards, as computed in accordance with FASB ASC Topic 718 and in the case of equity awards that are subject to performance conditions, the value at the grant date based upon the probable outcome of such conditions, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our annual report on Form 10–K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service–based vesting conditions. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of such equity awards or the sale of the common stock underlying such awards.

(3)	This amount represents commuting expenses in fiscal year 2018.

(4)	Mr. Little joined the Company as Chief Financial Officer, Senior Vice President and Treasurer on August 8, 2018.

(5)	Mr. Williams ceased to be employed by the Company on February 2, 2019. For a discussion of Mr. Williams’ compensation upon separation see Separation and Consulting Agreement with Patrick Williams.

Compensation Elements

The executive compensation program for our named executive officers generally consists of a base salary, an annual cash bonus, equity–based awards and other benefits.

Base Salary

We pay base salaries to attract and retain key executives with the necessary experience for our future growth and success. Base salaries provide certainty to our named executive officers as to a fixed amount of their compensation. Base salaries reflect each executive officer’s responsibility level, tenure with us, individual performance and business experience. The compensation of our named executive officers is generally determined and approved by our Compensation Committee, which recommends its decisions to our Board. Our Board, without the members of management present, ultimately ratifies and approves all compensation decisions. Our Compensation Committee and Board approved the following 2018 base salaries for our named executive officers.

Name	2018 Base Salary
Jeffrey Nugent	$636,000
Patrick F. Williams	$374,500
Charles Huiner	$367,500
Paul Little	$350,000

Annual Cash Bonus

In addition to base salaries, each of our executives is eligible to earn an annual cash bonus, which is designed to provide an appropriate incentive to our executives to achieve defined, pre-established annual corporate and individual goals as approved by our Compensation Committee and to reward our executives for individual achievement towards these goals. The Compensation Committee determined that for fiscal year 2018, these annual cash bonuses would be performance-based determined by achievement of pre-established corporate and individual goals. The corporate goals for 2018 included revenue and adjusted EBITDA targets.

Pursuant to their employment agreements, each named executive officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below. On January 19, 2018 the Compensation Committee approved an increase to Messrs. Huiner and Williams target bonus percentage for 2018 to 57%. On March 13, 2018 the Board approved an increase to Mr. Nugent’s target bonus percentage for 2018 to 100%.

Name	2018 Target Bonus (%)
Jeffrey Nugent	100%
Patrick F. Williams	57%
Charles Huiner	57%
Paul Little	50%

Messrs. Nugent and Huiner’s annual cash bonus was subject to the satisfaction of both performance metrics and service-based vesting. The Compensation Committee determined that our 2018 revenue performance warranted the payment of bonuses according to the Corporate Bonus Plan and each of Messrs. Nugent, Huiner and Little achieved their individual goals for 2018, and therefore the Compensation Committee approved bonuses for each of Messrs. Nugent, Huiner and Little at the amounts disclosed for each in the Summary Compensation Table. In addition, the Compensation Committee determined that specific bonuses were payable to Messrs. Nugent, Huiner and Williams upon achievement of certain milestones, including the approval of our Vesta facility and our completion of our follow-on offering. Mr. Williams ceased to be employed by the Company on February 2, 2019. For a discussion of Mr. Williams compensation upon separation see Separation and Consulting Agreement with Patrick Williams.

Equity–Based Awards

Our equity–based incentive awards are designed to align the interests of our named executive officers and other participants with the interests of our stockholders. Our Board or Compensation Committee is responsible for approving equity grants. We provide long-term equity-based incentive awards to our executive officers. These stock-based incentive awards can either be options to purchase shares of our common stock or restricted stock units, or RSUs. Most of the stock option grants vest over a four-year period and the restricted stock unit grants typically vest over a three-year period. Because vesting of equity awards is tied to continuous service with us, our equity-based incentives encourage the retention of our named executive officers through the vesting period of the awards.

We generally provide initial grants in connection with the commencement of employment of our named executive officers and annual retention grants at or shortly following the end of each year. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant of such award.

Prior to our initial public offering, we granted all equity awards pursuant to the Sientra Inc. 2007 Equity Incentive Plan, or the 2007 Plan. Since our initial public offering, all equity awards granted to our named executive officers and other employees have been made pursuant to the 2014 Equity Incentive Plan, or the 2014 Plan, with the exception of equity awards granted under the Sientra, Inc. Inducement Plan, or the Inducement Plan, which our Board adopted on March 7, 2016. The Inducement Plan provides for the grant of nonstatutory stock options and restricted stock unit awards to persons not previously employees or directors of Sientra, or following a bona fide period of non-employment, as an inducement material to such persons entering into employment with us within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

In January 2015, our Compensation Committee also decided to grant certain of our executive officers and certain key employees options that vest based on our achievement of a revenue target that our Board or Compensation Committee sets each fiscal year, which we believe further aligns our named executive officers’ interests with our Company goals and the interests of our stockholders. Following the end of each fiscal year (beginning with 2015), the Compensation Committee determines whether the revenue target for the prior year was met, and in the event that the revenue target for the preceding year was achieved, then 25% of the total shares subject to the performance option vest. In the event that the Compensation Committee determines that the revenue target for a particular year was not met, and later determines that the revenue target for the immediately following year was achieved, then 50% of the shares subject to the performance option vest (that is, the 25% from the prior year and the 25% from the current year). On January 31, 2019, the Compensation Committee determined that the revenue target for 2018 was met, and therefore an additional 25% of the shares subject to the performance option vested.

Benefit Programs and Perquisites

Our employee benefit programs, including our health and welfare programs and employee stock purchase plan, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full–time employees.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, pursuant to the Company’s employment agreement with Mr. Nugent, the Company agreed to reimburse Mr. Nugent for his commuting expenses for travel from his residence in New York to the Company’s offices in Santa Barbara, California until his relocation at the end of fiscal year 2018. The Company also agreed to reimburse Mr. Williams for his commuting expenses for travel from his residence in San Diego, California to Santa Barbara, California and Santa Clara, California, and Mr. Little for his commuting expenses for travel from his residence in Corona Del Mar, California to Santa Barbara, California. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table shows certain information regarding outstanding equity awards held by the Company’s named executive officers at December 31, 2018:

		Option Awards							Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeffrey Nugent	7/22/2014	7/22/2014	9,090	(2)			13.26	7/22/2024
	6/26/2015	6/26/2015	7,037	(3)			25.18	6/26/2025
	11/12/2015	11/12/2015	479,409		142,522	(4)(5)	3.88	11/12/2025
	11/12/2015	11/12/2015							4,493	(5)(6)	57,106
	1/1/2016	1/1/2016	176,295		65,458	(4)(5)	5.92	1/1/2026
	4/12/2017	04/12/2017							40,000	(5)	508,400
	4/12/2017	(8)							20,000	(5)	254,200
	1/19/2018	01/19/2019							118,000	(5)(9)	1,499,780
Patrick F. Williams	10/26/2016	10/26/2017	112,505		87,495	(5)(7)	7.93	10/26/2026
	10/26/2016	(8)	66,666		33,334	(5)(8)	7.93	10/26/2026
	1/19/2018	01/19/2019							50,000	(5)(9)	635,500
	8/06/2018	Varies							80,000	(5)	1,016,800
Charles Huiner	4/24/2014	2/4/2014	72,727				11.00	4/24/2014
	1/27/2015	1/27/2015	20,000				15.65	1/26/2025
	1/27/2015	1/27/2016	7,500		2,500	(5)(10)	15.65	1/26/2025
	1/26/2016	1/1/2017							36,666	(5)(9)	466,025
	2/2/2017	2/2/2017	60,000				8.50	2/2/2027
	2/2/2017	(8)	20,000		10,000	(5)	8.50	2/2/2027
	1/19/2018	1/19/2019							50,000	(5)(9)	635,500
Paul Little	8/08/2018	09/03/2019							50,000	(5)(9)	635,500

(1)

The market values of the restricted stock unit awards that have not vested are calculated by multiplying the number of restricted stock unit awards shown in the table by the closing share price of our common stock on

December 31, 2018 (the last trading day of our 2018 fiscal year) as reported on NASDAQ, which was $12.71.

(2)

Mr. Nugent received this option in connection with his appointment to the Board in July 2014. The shares subject to the option vested over a three (3) year period, with approximately 1/36th of the shares vesting on the vesting commencement date and monthly thereafter, subject to continued service with us through each vesting date.

(3)

Mr. Nugent received this option as a member of our Board pursuant to our non-employee director policy prior to his appointment as our Chief Executive Officer. The shares subject to the option vested over a one (1) year period, with approximately 1/12th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.

(4)

The shares subject to the option vest over a four (4) year period, with approximately 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.

(5)

Option or restricted stock unit award is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us, as described under “Payments upon Termination or Change in Control.”

(6)

The shares subject to this restricted stock unit award vest in equal three (3) month installments over a four (4) year period, commencing on the three-month anniversary of the vesting commencement date, subject to continued service with us through each vesting date.

(7)

The shares subject to the option vest over a four–year period as follows: 25% of the shares underlying the options vest on the one–year anniversary of the vesting commencement date and thereafter approximately 1/48th of the shares vest each month, subject to continued service with us through each vesting date.

(8)

The shares subject to the option or restricted stock unit award vest only at such time as the consecutive 30-day average closing price of our common stock, as quoted on NASDAQ is of a certain value, as described under “Compensation Elements—Equity-Based Awards” and subject to continued service with us through each vesting date.

(9)

The shares subject to the restricted stock unit award vest in equal three (3) annual installments over a three (3) year period, commencing on the vesting commencement date, subject to continued service with us through each vesting date.

(10)

The shares subject to the option vest only upon achievement of specified revenue targets for each fiscal year ending 2015-2019, as described under “Compensation Elements—Equity-Based Awards” and subject to continued service with us through each vesting date.

Employment Agreements with our Named Executive Officers

The terms and conditions of employment for each of our named executive officers are set forth in employment agreements. Each such agreement provides for certain potential payments and benefits due upon a termination of employment or a change in control of Sientra, which are further described below under “Payments upon Termination or Change in Control.” In addition, each of our executive officers has also executed our standard form of confidential information and invention assignment agreement. A summary of our current employment agreements with each of our named executive officers is set forth below.

Employment Agreement with Mr. Nugent. We entered into an employment agreement with Mr. Nugent on November 12, 2015 setting forth the terms of Mr. Nugent’s employment as our Chief Executive Officer. Pursuant to the agreement, Mr. Nugent is entitled to an annual base salary of $600,000, which was increased to $636,000 in 2018, and was provided a signing bonus of $100,000. He is also eligible to receive an annual discretionary performance bonus of up to 75% of his base salary for each full calendar year during the employment period, which was increased to 100% for 2018, and for the partial 2015 calendar year for which he served as Chief Executive Officer was eligible to receive a discretionary performance bonus of up to $50,000. Pursuant to his employment agreement, on November 12, 2015 Mr. Nugent was granted: (i) a nonqualified stock option to purchase 621,931 shares of the Company’s common stock at a per share exercise price equal to $3.88 which equaled the fair market value of the Company’s common stock on the grant date, (ii) a restricted stock unit award covering 17,993 shares of the Company’s common stock, and (iii) on January 1, 2016, Mr. Nugent was granted an additional nonqualified stock option to purchase 241,753 shares of the Company’s common stock at a per share exercise price equal to $5.92 which equaled the fair market value of the Company’s common stock on the day of grant. The stock options vest in equal monthly installments over a forty-eight (48) month period commencing on December 12, 2015 (the first month anniversary of November 12, 2015) and the restricted stock units vest in equal three (3) month installments over a forty-eight (48) month period commencing on the three (3) month anniversary of November 12, 2015. On March 13, 2018 the Board of Directors Amended Mr. Nugent’s Employment Agreement to include a special long-term performance bonus of up to $5,000,000 based on the achievement of certain market-based performance criteria established by the Compensation Committee over a five-year period commencing on March 15, 2018. Mr. Nugent is entitled to certain severance payments and benefits under his employment agreement as further described below.

Employment Agreement with Mr. Huiner. We entered into an amended and restated employment agreement with Mr. Huiner on September 22, 2016. Mr. Huiner’s employment agreement, as amended, sets forth the terms of Mr. Huiner’s employment as our Chief Operating Officer and Senior Vice President of Corporate Development and Strategy. Pursuant to the agreement, Mr. Huiner is entitled to an annual base salary of $350,000, which was increased to $367,500 for 2018. Mr. Huiner is also eligible to receive an annual discretionary performance bonus of up to 50% of his base salary, which was increased to 57% for 2018. Mr. Huiner is entitled to certain severance payments and benefits under his employment agreement as further described below.

Employment Agreement with Mr. Little. We entered into an employment agreement with Mr. Little on August 8, 2018. Mr. Little’s employment agreement sets forth the terms of Mr. Little’s employment as our Chief Financial Officer and Senior Vice President and Treasurer. Pursuant to the agreement, Mr. Little is entitled to an annual base salary of $350,000 per year. Mr. Little is also eligible to receive an annual discretionary performance bonus of up to 50% of his base salary. Mr. Little is entitled to certain severance payments and benefits under his employment agreement as further described below.

Payments upon Termination or Change of Control

Our Board has approved severance arrangements with each of our named executive officers, as summarized below. The receipt of any termination–based payments or benefits by our named executive officers was or is subject to the executive’s execution and the effectiveness of a release of claims against us. In addition, each of the named executive officer’s employment agreement provides that if any of the payments to the applicable executive constitutes a parachute payment under Section 280G of the Internal Revenue Code, or the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Mr. Nugent’s Employment Agreement

Mr. Nugent’s employment agreement provides that in the event Mr. Nugent’s employment is terminated by us without “cause” (as defined in his agreement) after November 12, 2017, Mr. Nugent will be entitled to receive the following payments and benefits: (i) a lump–sum severance payment equal to the sum of twelve months of his then–current base salary plus the annual bonus earned by Mr. Nugent in connection with the completion of the fiscal year prior to the separation date; (ii) up to eighteen months of Company-paid COBRA premiums; and (iii) all of his then–unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation. On March 13, 2018, the Company entered into an amendment to its employment agreement with Mr. Nugent which provides that in the event Mr. Nugent’s employment is terminated by us without “cause” (as defined in his agreement), or Mr. Nugent’s employment is terminated due to death of disability, Mr. Nugent will be entitled to receive the following payments and benefits: (i) a lump-sum severance payment equal to the sum of twenty-four months of his then-current base salary plus an amount equal to two times the annual bonus earned by Mr. Nugent in connection with the completion of the fiscal year prior to the separation date; (ii) up to twenty-four months of Company-paid COBRA premiums; and (iii) ) all of his then–unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation within one year from the date of separation.

If Mr. Nugent’s employment is terminated by us without “cause” or he resigns for “good reason” (as defined in his employment agreement) immediately prior to or within twelve months following a “change in control” of Sientra (as defined in the 2014 Plan), and such separation represents a “separation of service” (as defined under Treasury Regulation Section 1.409A-1(h)), then Mr. Nugent will be entitled to severance benefits summarized above. In addition, if unvested Sientra equity awards are not assumed by an acquirer in a change of control, then Mr. Nugent will be entitled to receive full accelerated vesting of such awards effective as of the closing of such transaction.

Mr. Huiner and Mr. Little

Mr. Huiner’ employment agreement and Mr. Little’s employment agreement each provide that in the event that the applicable executive’s employment is terminated by us without “cause” (as defined in the applicable employment agreement) then such executive will be entitled to receive the following payments and benefits pursuant to that employment agreement: (i) cash severance in the form of continuation of his then–current base salary for twelve months, (ii) a lump sum payment equal to the pro-rata portion, if any, of the then-current bonus earned as of the date of separation from service as measured by both Company and individual performance, and (iii) up to twelve months of Company-paid COBRA premiums. If addition, if the applicable executive’s employment is terminated by us without “cause” or such executive resigns for “good reason” (as defined in the employment agreement) immediately prior to or within twelve months following the closing of “change in control” of Sientra (as defined in the 2014 Plan), then in addition to the severance benefits summarized above, all of such executive’s then–unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation.

Compensation Recovery

As a public company subject to the provisions of Section 304 of the Sarbanes–Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive–based or equity–based compensation they receive. In addition, we will comply with the requirements of the Dodd–Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Separation and Consulting Agreement with Patrick Williams

On February 2, 2019 (the “Separation Date”), Patrick F. Williams, the Company’s former Senior Vice President and General Manager of miraDry, ceased to be employed by the Company, following which he will continue to provide consulting services. On March 12, 2019, the Company entered into a Confidential Settlement, Release and Consulting Agreement with Mr. Williams (the “Williams Agreement”). Pursuant to the

Williams Agreement, in exchange for a general release of all claims, the Company will (1) pay Mr. Williams, in accordance with the Company’s regular payroll cycle, an amount equal to twelve months of his base salary in effect on the Separation Date, or $374,500, (2) make a lump sum payment of $231,253.75, equal to Mr. Williams’ bonus for 2018 and 2019 prorated through the Separation Date and (3) reimburse Mr. Williams for COBRA premiums until the earlier of (1) twelve months following the Separation Date (2) the date Mr. Williams is eligible for group health insurance coverage through a new employer or (3) the date Mr. Williams ceases to be eligible for COBRA continuation coverage for any reason. In addition, the Williams Agreement provides that Mr. Williams will continue to provide consulting services (the “Services”) for twelve months following the Separation Date. As consideration for the Services, the Company will continue the vesting of Mr. Williams’ outstanding stock options and restricted stock units and will accelerate the vesting of the 15,000 restricted stock units subject to performance-based criteria at the end of the consulting period.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of December 31, 2018 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders
2007 Equity Incentive Plan	411,409		$6.67	(1)
2014 Equity Incentive Plan	2,870,475	(2)	$7.55	22,118	(3)
2014 Employee Stock Purchase Plan				543,955	(4)
Equity compensation plans not approved by security holders(5)	812,800	(6)	$7.93	60,472	(7)

(1)

Our 2014 Plan became effective on November 3, 2014, and we will not grant any additional options under the 2007 Plan following that date. However, any outstanding options granted under the 2007 Plan remain outstanding, subject to the terms of the 2007 Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms.

(2)	Represents 1,231,300 shares subject to outstanding options, 1,639,175 shares subject to restricted stock units.

(3)

Initially, the aggregate number of shares of our common stock that may be issued under the 2014 Plan was 1,027,500 shares. Pursuant to the terms of the 2014 Plan, on January 1 of each year, commencing on January 1, 2015 and ending on January 1, 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to: (i) 4% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (ii) such lesser number of shares of common stock as is determined by our Board or our Compensation Committee for the applicable year. Pursuant to the previously described terms, the shares available under the 2014 Plan was increased by 298,259 shares on January 1, 2015, 719,736 shares on January 1, 2016, 743,947 shares on January 1, 2017, 776,079 shares on January 1, 2018 and 1,145,151 shares on January 1, 2019.

(4)

Our 2014 Employee Stock Purchase Plan, or the ESPP, became effective on November 3, 2014. Initially, the ESPP authorized the issuance of 255,500 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. Pursuant to the terms of the ESPP, on January 1 of each year, commencing on January 1, 2015 and ending on January 1, 2024, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (i) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (ii) 3,000,000 shares of our common stock; or (iii) such lesser number of shares of Common Stock as is determined by our Board or our Compensation Committee for the applicable year. Pursuant to the previously described terms, the shares available under the ESPP were increased by 149,129 shares on January 1, 2015, 179,934 shares on January 1, 2016, 185,986 shares on January 1, 2017, 194,020 shares on January 1, 2018 and 286,288 shares on January 1, 2019. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(5)

On March 7, 2016, our Board adopted the Sientra, Inc. Inducement Plan, which provides for the grant of nonstatutory stock options and restricted stock unit awards to persons not previously employees or directors of Sientra, or following a bona fide period of non-employment, as an inducement material to such persons entering into employment with Sientra within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

(6)	Represents 310,625 shares subject to outstanding options, 502,175 shares subject to restricted stock units.

(7)

Initially, the aggregate number of shares of our common stock that may be issued under the Inducement Plan was 180,000 shares. On, October 26, 2016, the Board amended the Inducement Plan to increase the number of shares of common stock that may be issued pursuant to eligible awards by an additional 220,000 shares, by an additional 500,000 shares on December 6, 2017, and by an additional 350,000 shares on April 12, 2019.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2018 certain information with respect to the compensation of all non–employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid in Cash ($)		Restricted Stock Unit Awards ($)(1)(2)	Total ($)
Nicholas Simon	72,500		125,011	197,511
Timothy Haines	48,750		125,011	173,761
R. Scott Greer(3)	51,250		125,011	176,261
Kevin O’Boyle	63,750		125,011	188,761
Philippe A. Schaison	171,250	(5)	125,011	296,261
Keith J. Sullivan(4)	38,750		1,365,011	1,403,761

(1)

The annual restricted stock unit awards will vest on the earlier to occur of the day prior to the annual meeting of stockholders for the year following the date of grant or the one year anniversary of the annual meeting of stockholders of the year of grant, with the grant date being the date of our annual meeting, and so long as the director’s service is not interrupted during the period preceding each vesting date.

(2)

The amounts reported in this column represent the aggregate grant date fair value of restricted stock unit awards granted during 2018 calculated in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant.

(3)	Mr. Greer resigned from the Board July 1, 2018.

(4)	Mr. Sullivan’s compensation as interim General Manager of miraDry and Strategic Advisor to the Company are discussed in “Certain Related-Person Transactions” below.

(5)	Mr. Schaison’s compensation includes fees paid pursuant to the Strategic Advisory Consulting Agreement with the Company as disclosed in the Company’s Annual Report on Form 10-K.

In 2014, our Board approved a non–employee director compensation policy which became effective upon the closing of our initial public offering, and under which payments commenced in January 2015. In February 2016, upon the recommendation of Radford, we amended our non-employee director compensation policy to align the policy with the market. The non–employee director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Under this policy, we pay our non–employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of each committee will receive higher retainers for such service, and our lead independent director also receives an annual retainer. In April 2018, the Board increased the annual retainer for our lead independent director to $40,000, to be effective immediately following the Annual Meeting. The fees paid in fiscal year 2018 to the non–employee directors for service on the Board, for service on each committee of the Board on which the director is a member and for service as the lead independent director are as set forth in the table below.

	Member Annual Retainer	Chairman Annual Retainer
Board of Directors	$40,000	$55,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Lead Independent Director	$25,000

Under the non–employee director compensation policy, each non-employee director received a one-time $15,000 director service retainer paid in the first quarter of fiscal year 2016 for additional time commitments of the members of the Board as a result of recent events. In addition to cash retainers, each non-employee director elected to our Board will, upon the date of his or her initial election or appointment, be granted a restricted stock unit award having a grant date fair value of $150,000, which will vest annually over three years subject to continued service as a director. Further, at the close of business on the date of each annual stockholder meeting, each person who is then a non-employee director will be granted a restricted stock unit award having a grant date fair value of $125,000, which will vest on the earlier to occur of the day prior to the annual meeting of stockholders for the year following the date of grant, or the one-year anniversary of the annual meeting of stockholders of the year of grant, subject to continued service as a director. Additionally, upon the recommendation of Radford, in February 2016, the Board adopted and approved stock ownership guidelines for the non-employee directors whereby all non-employee directors should hold equity in the Company valued at or above $105,000 with a five-year time horizon to be compliant.

In the discretion of the Board, the director equity grants in any given year may also be awarded as a combination of options and restricted stock unit awards under the 2014 Plan. Notwithstanding the foregoing vesting schedules, for each non-employee director who provides service until immediately prior to the closing of a “change of control” (as defined in the 2014 Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such “change of control”. Under the non–employee director compensation policy, we also reimburse our non–employee directors for reasonable travel and out–of–pocket expenses incurred in connection with attending our Board and committee meetings.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

RELATED–PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related–person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related–person transactions.” For purposes of our policy only, a “related–person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related–person transactions under this policy. A related person is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related–person transaction, management must present information regarding the proposed related–person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related–person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related–person transactions, our Audit Committee or another independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED–PERSON TRANSACTIONS

On March 9, 2018, the Company entered into the second amended and restated strategic advisory consulting agreement with Keith Sullivan, a director of the Company, pursuant to which Mr. Sullivan would serve as interim General Manager of miraDry, Inc. and provide other related services. As compensation, Mr. Sullivan would receive 100,000 restricted stock units subject to time-based vesting and, upon achievement of certain performance objectives, be eligible to receive up to an additional 20,000 RSUs fully vested at granting. On August 6, 2016 the Company entered into an amendment of Mr. Sullivan’s second amended and restated strategic advisory consulting agreement, pursuant to which he received 35,000 restrict stock units and, upon achievement of certain financial performance criteria of the miraDry business for the year ended December 31, 2018 as reported in the Company’s Annual Report on Form 10-K, an additional 5,000 RSUs fully vested at granting.

Other than as described above, in the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sientra stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Sientra. Direct your written request to Sientra, Inc., Attn: Secretary, 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117 or contact the Company at (805) 562-3500. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ JEFFREY M. NUGENT
Jeffrey M. Nugent Chairman of the Board and Chief Executive Officer

April 30, 2019

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10–K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, Sientra, Inc., 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

SIENTRA, INC. 420 S. FAIRVIEW AVE, SUITE 200 SANTA BARBARA, CA 93117

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/13/2019 for shares held directly and by 11:59 P.M. ET on 06/11/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/13/2019 for shares held directly and by 11:59 P.M. ET on 06/11/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number (s) of the nominee (s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees

1a.	Nicholas Simon	1b. Timothy Haines		1c. Mary M. Fisher

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of Sientra, Inc. for its fiscal year ending December 31, 2019.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name (s) appear (s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

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SIENTRA, INC.

Annual Meeting of Stockholders

June 14, 2019 9:00 AM PDT

This proxy is solicited by the Board of Directors

The stockholder hereby appoints Jeffrey M. Nugent and Oliver C. Bennett, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SIENTRA, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 14, 2019, at Residence Inn by Marriott, 6350 Hollister Ave., Goleta, CA 93117

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations.

Continued and to be signed on reverse side